LOCORR INVESTMENT TRUST

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT, dated as of April 17, 2013, between LoCorr Fund Management, LLC (the "Adviser"), and Millennium Asset Management, L.L.C. (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser acts as an investment adviser to LoCorr Long/Short Equity Fund (the “Fund”), a series of shares of beneficial interest of the LoCorr Investment Trust, an Ohio business trust (the "Trust"), pursuant to a Management Agreement dated as of April 17, 2013 (the "Management Agreement");

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund, and the Sub-Adviser is willing to render such services; and

WHEREAS, the Adviser has the authority, subject to the approval of the Board (as defined in Section 2 below) and, if required under the 1940 Act, Fund shareholders, to select sub-advisers for each Fund.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Section 2. Sub-Adviser's Duties.  Subject to the general supervision of the Trust's Board of Trustees (the "Board") and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations for that portion of the Fund's assets that are assigned to the Sub-Adviser by the Adviser (the "Sub-Advised Assets"), including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's most recent Prospectus and Statement of Additional Information that have been provided to Sub-Adviser by Adviser (together, the "Prospectus") and subject to the following understandings:

(a) The Sub-Adviser shall furnish a continuous investment program for the Sub-Advised Assets and determine from time to time, with respect to the Sub-Advised Assets, what investments or securities will be purchased, retained or sold by the Fund and what portion of the Sub-Advised Assets will be invested or held uninvested as cash;

(b) The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement;

(c) The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with the most recent version of the Trust's Declaration of Trust, its By-Laws and the Fund's Prospectus that have been provided to it by the Adviser and with the reasonable instructions and directions of the Trust's Board of Trustees and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d) The Sub-Adviser shall place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 3 below;

(e) The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Sub-Advised Assets and the Sub-Adviser (or the broker, at the Sub-Adviser’s discretion) shall render to the Adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser or the Board may reasonably request;

(f) The Sub-Adviser (or the broker, at the Sub-Adviser’s discretion) shall provide the Trust's custodian and fund accountant on each business day with information about Fund securities transactions for which it is responsible, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

(g) With respect to the Sub-Advised Assets, the Sub-Adviser shall respond as quickly as reasonably possible to any request from the Adviser or the Fund's fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and shall periodically review the prices used by the fund accountant to determine net asset value and advise the fund accountant promptly if any price appears to be incorrect;

(h) With respect to the Sub-Advised Assets, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time.  Such proxies will be voted in a manner that the Sub-Adviser deems, in good faith, to be in the best interests of the Fund and in accordance with the Sub-Adviser's proxy voting policy.  The Sub-Adviser shall provided a copy of its proxy voting policy, and any amendments thereto, to the Adviser prior to the execution of this Agreement;

(i) The Sub-Adviser hereby represents that it has adopted a written code of ethics to ensure compliance with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption.  Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;

(j) The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, Advisers Act, as amended, and other applicable federal and state regulations.  The Sub-Adviser shall provide to the Trust's Chief Compliance Officer the executive summary of its annual written report regarding the Sub-Adviser's compliance program within a reasonable time following preparation of such annual written report.

Section 3. Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser’s selection of brokers and dealers will be reviewed by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Fund the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.  The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund's portfolio transactions, including transactions effected through others.  If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

Section 4. Services to Other Companies or Accounts.  The Sub-Adviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies. The Adviser recognizes that, in some cases, having multiple clients for which a particular investment may be suitable may limit the size of the position of that investment that may be acquired or sold for the Fund.  In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Advisor to engage in and devote time and attention to other business or to render services of whatever kind or nature. During the term of this Agreement and for one year thereafter, the each party agrees not to engage and/or employ the other party’s portfolio managers and/or analysts.

Section 5. Books and Records. The Sub-Adviser shall keep the books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

Section 6. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased, retained or sold for the Fund (including, without limitation taxes and brokerage commissions, interest on margin borrowing, custodial fees, dividends payable with respect to securities sold short, interest on account-related loans and debit balances, if any).  All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Sub-Adviser.

Section 7. Compensation of the Sub-Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a monthly fee at an annual rate equal to 1.25% of the first $10 million of the average daily net assets of the Sub-Advised Assets and 1.0% of the average daily net assets of the Sub-Advised Assets over $10 million. This fee for each month will be paid to the Sub-Adviser during the succeeding month, and payment will be made by bank wire transfer per instructions furnished by the Sub-Adviser.  The monthly fee will also be accompanied by a statement from the fund accountant or the Adviser, which details the calculation of the fee.  The monthly fee shall become due and owing to the Sub-Adviser promptly after the termination of this Agreement as of the next fee payment date; and the fee will be prorated for such fees owed and due through the termination date.  The Adviser is solely responsible for the payment of the Sub-Adviser's fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

Section 8. Use of Names. The Trust and Sub-Adviser acknowledge that all rights to the name "LoCorr" belong to the Adviser, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event the Adviser ceases to be the adviser to the Fund, the Trust's right to the use of the name "LoCorr" in connection with the Fund shall automatically cease on the 90th day following the termination of the Management Agreement. The right to the name may also be withdrawn by the Adviser during the term of the Management Agreement upon 90 days' written notice by the Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect the Adviser's right to use the name "LoCorr" in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

The Adviser agrees to submit copies of all proposed prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Fund or the public that refer in any way to the Sub-Adviser (other than identifying the Sub-Adviser as Sub-Adviser to the Fund) to the Sub-Adviser at its principal office (or elsewhere, as provided by the Sub-Adviser) for review prior to use, and the Sub-Adviser agrees to review such materials by a reasonable and appropriate deadline. Neither the Adviser, nor the Fund nor any affiliate of the foregoing will use the registered trademarks, service marks, logos, names or any other proprietary designations of Sub-Adviser, its subsidiaries and/or affiliates in any advertising or promotional materials without Sub-Adviser’s prior written approval, which will not be unreasonably withheld. In the event of termination of this Agreement, the Adviser will continue to furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer in any way to the Sub-Adviser. The provisions of this paragraph shall survive the termination of this Agreement.

The Sub-Adviser agrees to submit copies of all sales literature or other material prepared for distribution to interest holders of the Fund or the public that refer in any way to the Adviser, the Fund, or the Trust to the Adviser at its principal office (or elsewhere, as provided by the Adviser) for review prior to use, and the Adviser agrees to review such materials by a reasonable and appropriate deadline. Neither the Sub-Adviser nor its affiliates will use the registered trademarks, service marks, logos, names or any other proprietary designations of (1) Adviser, its subsidiaries and/or affiliates in any advertising or promotional materials without Adviser’s prior written approval, which will not be unreasonably withheld, or (2) the Fund or the Trust in any advertising or promotional materials without the Trust’s prior written approval, which will not be unreasonably withheld.  In the event of termination of this Agreement, the Sub-Adviser will continue to furnish to the Adviser and/or the Trust, as applicable, copies of any of the above-mentioned materials that refer in any way to the Adviser or the Trust. The provisions of this paragraph shall survive the termination of this Agreement.

Section 9. Liability. The Sub-Adviser has made and makes no guarantee whatsoever as to the success or profitability of the Sub-Adviser’s trading methods and strategies and the Adviser acknowledges that it has received no such guarantee from the Sub-Adviser and has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation from the Sub-Adviser.  Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment (including, without limitation, trade errors) or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, retention or sale of securities) in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Adviser shall indemnify, and defend the Sub-Adviser and its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, and hold them harmless from and against any and all claims, losses, damages, liabilities and expenses (“Losses”), as they are incurred, by reason of any act or omission of the Adviser in connection with this Agreement, except to the extent such Losses arise primarily out of or are based primarily upon the Sub-Adviser’s breach of fiduciary duty, willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Sub-Adviser shall indemnify, and defend the Adviser and its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, and hold them harmless from and against any and all Losses, as they are incurred, by reason of any act or omission of the Sub-Adviser in connection with this Agreement, except to the extent such Losses arise primarily out of our are based primarily upon the Adviser’s breach of fiduciary duty, willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

Section 10. Duration and Termination. The term of this Agreement shall begin on the date that the Fund commences operations and shall continue in effect for a period of two years from the date of this Agreement; provided, however, that this Agreement shall not commence unless and until the Sub-Adviser becomes registered as an investment adviser with the Securities and Exchange Commission under the Advisers Act. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Section 11. Complete Agreement; Amendment. This Agreement constitutes the entire agreement between the Adviser and the Sub-Adviser with respect to the subject matter covered herein and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof.  This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided any such amendment is reduced to a written document signed by authorized officers of the Adviser and Sub-Adviser and the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.

Section 12. Notices. Notices of any kind to be given in writing and shall be duly given if email (with electronic confirmation), or mailed or delivered to the Sub-Adviser at 22287 Mulholland Highway, Suite 417, Calabasas, California 91202, Attention: Robert M. Maltbie, Jr., Email: rmaltbie@millennium-asset.biz (with courtesy copies to Jeffrey G. Aber, P.C., 301 Beach Avenue, Mamaroneck, New York 10543, Attention: Jeffrey G. Aber, Esq., Email: j_aber@verizon.net), and to the Adviser at 261 School Avenue, 4th Floor, Excelsior, MN 55331, Attention: Jon C. Essen, Email: jessen@octavusgroup.com or at such other address or to such other individual as shall be specified by the party to be given notice.

Section 13. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  Except as provided in Section 21 below, the parties hereto waive their right to seek remedies in court, including any right to a jury trial.  The parties agree that in the event of any dispute arising out of, relating to or in connection with this Agreement, such dispute shall be resolved exclusively by confidential arbitration to be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules and Mediation Procedures and applying the laws of State of Minnesota or the United States, as appropriate.  The costs of arbitration, including the fees and expenses of the arbitrator, shall be paid equally the parties hereto.  Each party shall bear the cost of preparing and presenting their case.  Disputes shall not be resolved in any other forum or venue.  The parties agree that such arbitration shall be conducted by a single arbitrator experience in resolving similar disputes and that the arbitrator's authority to grant relief shall be subject to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, et seq. ("FAA"), the provisions of this Agreement, and the AAA Code of Ethics for Arbitrators in Commercial Disputes.  The parties hereto agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages or damages otherwise limited or excluded in this Agreement.  The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited.  Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction or as otherwise provided by law.

Section 14. Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Section 15. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16. Binding Effect.  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms. The Adviser further represents that this Agreement has been duly authorized by appropriate action of the Adviser, the Board and the Fund’s shareholders

Section 17. Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Section 18. Change of Control.  The Sub-Adviser shall notify Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Section 19. Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Section 20. Anti-Money Laundering. The Adviser, on its own behalf and on behalf of the Fund, confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti-money laundering regulations that apply to it. The Adviser shall provide any document or information to the Sub-Adviser that the Sub-Adviser may request for complying with its own anti-money laundering regulations.

Section 21. Confidentiality.  The Sub-Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law or regulation or information that has entered into the public domain other than by a breach of duty on the part of the Sub-Adviser.  In addition, Sub-Adviser, and Sub-Adviser's officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings; provided, however, that the Sub-Adviser and its officers, directors and employees are permitted to disclosure the portfolio holdings of third party accounts and investment vehicles managed by the Sub-Adviser notwithstanding that such accounts and investment vehicles may include the portfolio holdings that are the same as or pari passu with the Fund’s portfolio holdings.  Sub-Adviser agrees that, consistent with its Code of Ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

The Adviser, on its own behalf or on behalf of the Fund, agrees to treat all records and other information relating to the Sub-Adviser (including, without limitation, the Sub-Adviser’s advice with respect to trading, investments, and market positions or strategies, systems, software programs, methods, models, techniques and formulas [and the Adviser agrees not to reverse engineer such items]) as confidential and shall not disclose information of a confidential nature acquired in consequence of this Agreement, except for information that it may be entitled or bound to disclose by law or regulation or information that has entered into the public domain other than by a breach of duty on the part of the Adviser, Fund or Trust.

Each party recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any of the other party’s confidential information, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on the other party’s confidential information to the receiving party or its affiliates.  Neither party shall make, have made, use or sell (or permit its affiliates to make, have made, use or sell) for any purpose any product or other item using, incorporating or derived from any of the other party’s confidential information.

Notwithstanding any other provision of this Agreement, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser or the Fund or Trust and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, each party acknowledges that its breach of this Section 21 may cause irreparable damage and hereby agrees that the non-breaching party shall be entitled to seek injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

This Section 21 shall survive the termination of this Agreement; and shall continue in perpetuity.

[Signature block on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

ADVISER LoCorr Fund Management, LLC	SUB-ADVISER Millennium Asset Management, L.L.C.

By: /s/ Jon C. Essen	By: /s/ Robert M. Maltbie, Jr.

Name: Jon C. Essen	Name : Robert M. Maltbie, Jr.

Title: COO	Title: Manager